Exhibit 99.1
Contacts:

Pamela G. Boone	Al Palombo
SYNERGETICS USA, INC.	Cameron Associates
Chief Financial Officer	Investor Relations
(636) 939-5100	(212) 245-8800 Ext. 209
investorinfo@synergeticsusa.com	al@cameronassoc.com
SYNERGETICS USA REPORTS FISCAL 2009 FIRST QUARTER RESULTS
Company Delivers a 17% Increase in Revenue Over the Same Quarter Last Year with a 66% Increase in Net Income
O’FALLON, MO, December 8, 2008 — Synergetics USA, Inc. (NASDAQ: SURG), a leading medical device company that designs, manufactures, and markets innovative microsurgical instruments and other devices, today announced its financial results for the first fiscal quarter ended October 29, 2008.
For the first quarter of fiscal 2009, the Company realized revenue of $12.2 million compared to $10.5 million in the corresponding fiscal 2008 period, an increase of approximately 17%. Net income for the 2009 first quarter increased approximately 66% to $661,000, or $0.03 per share, as compared to net income of $397,000, or $0.02 per share, for the comparable 2008 quarter.
Cash and cash equivalents at October 29, 2008, totaled $446,000, essentially flat as compared to July 31, 2008. The Company had a working capital surplus of approximately $13.3 million at the end of the first fiscal 2009 quarter, compared to a surplus of approximately $12.7 million as of July 31, 2008. The Company’s long term liabilities were $9.8 million at the end of the fiscal 2009 first quarter, a 4% reduction compared to approximately $10.2 million at the end of fiscal 2008. Stockholders’ equity as of October 29, 2008 increased to approximately $37.1 million as compared to $36.4 million at the end of fiscal 2008. The Company reports that its borrowing capacity was $6.6 million under its various lines of credit as of October 29, 2008.
First Quarter Fiscal 2009 Background Financial Information:
•	Ophthalmic sales increased 16% in the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008. Domestic ophthalmic sales increased 7.1% while international sales increased 34.8%. Domestic ophthalmic sales management was recently reorganized. The Company continues to train its new, recently added territory managers and is beginning to see a return on its investment in a direct sales force in certain countries.

•	Neurosurgery sales for the three months ended October 29, 2008 increased 15.3% as compared to the three months ended October 29, 2007. Domestic neurosurgery sales increased 20.1% and international sales increased 2.6%. Sales of the Malis® AdvantageTM electrosurgical generator and the Omni® ultrasonic aspirator and their related disposables will had a positive impact on net sales.

•	OEM sales during the first fiscal quarter of 2009 increased 30.6 percent compared to the first fiscal quarter of 2008. Sales to Stryker increased in the first quarter of fiscal 2009 compared to the first fiscal quarter of 2008. As previously reported, Stryker’s latest generator was not available for shipment until April of 2008. Sales to Stryker of the new generator are expected to positively impact revenue. Sales to Codman decreased 31.3%, impacted by the decision to defer the consolidation of the Philadelphia operations into the O’Fallon operations as this changed the timing of requested inventory deliveries.

•	Domestic sales for the first quarter of fiscal 2009 compared to the same period of fiscal 2008 increased 13.3% as sales of domestic ophthalmology have increased due to higher vitreoretinal instrument sales and disposables, and sales of domestic neurosurgery have increased due to higher electrosurgical generator sales and their related disposables. The ophthalmology product line was the primary contributor to the international sales growth of 27.3% for the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008.

•	New products, which management defines as products first available for sale within the prior 24-month period, accounted for approximately 21.0% of total sales for the Company for the three months ended October 29, 2008, or approximately $2.5 million. This continued growth was primarily in our capital equipment products both in the ophthalmic and neurosurgery markets.
Commenting on the results, Robert Dick, Chairman of the Board of Synergetics USA, Inc., stated, “We are pleased and encouraged by the first quarter results as compared to the first fiscal quarter of 2008. We are beginning to see the return on the investments in our restructured sales force with good sales growth. We are also pleased by the market response to our new products and believe this reinforces Synergetics’ position as a leading innovator in the microsurgery market. With a firm focus on the future, our research and development team is advancing cutting edge technologies.”
Mr. Dick continued, “Going forward, we expect to further reduce inventory and debt levels and improve our production processes through the continued implementation of lean manufacturing, materials control and MRP and cost savings programs. The Synergetics’ team remains dedicated to driving top-line growth, reducing debt, increasing profitability, and achieving greater overall operational efficiency with the various internal programs implemented over the last few months.”
Conference Call Information:
Synergetics USA, Inc. will host a conference call on Tuesday, December 9, 2008 at 10:30 a.m. Eastern Time. The toll free dial-in number to listen to and participate live on this call is (800) 446-2782, confirmation code 23346618. For callers outside the U.S., the number is (847) 413-3235. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. An audio replay will be available the following business day at http://www.synergeticsusa.com.
About Synergetics USA, Inc.
Synergetics USA, Inc. is a leading medical device company. Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments and consumables of the highest quality in order to assist and enable microsurgeons around the world to provide a better quality of life for their patients. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the microscopic delivery of laser energy, ultrasound, electrosurgery, illumination and irrigation, often delivered in multiple combinations.

Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2008, as updated from time to time in our filings with the Securities and Exchange Commission.
Financial Tables to Follow
Financial Highlights

	For the three months ended
	October 29, 2008	October 29, 2007	Percentage Change
	(in thousands, except share and per share data)
Net sales	$12,246	$10,469	17.0%
Gross profit	7,080	6,525	8.5%
Selling and marketing expenses	3,244	3,051	6.3%
General and administrative expenses	2,021	2,240	(9.8%)
Research and development expenses	652	449	45.2%
Operating income	1,163	785	48.2%
Other expense	(176)	(239)	(26.4%)
Provision for income taxes	326	149	118.8%
Net income	$661	$397	66.5%
Basic income per share	$0.03	$0.02	50.0%
Diluted income per share	$0.03	$0.02	50.0%
Common shares outstanding:
Basic	24,440,861	24,296,309
Diluted	24,578,342	24,433,288

	October 29, 2008	July 31, 2008
Cash and cash equivalents	$446	$500
Accounts receivable, net	8,187	8,593
Inventories	15,897	14,568
Total current assets	25,554	24,549
Total assets	59,124	58,396
Total current liabilities	12,285	11,865
Total long-term liabilities	9,771	10,174
Stockholders’ Equity	$37,068	$36,357

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